Exhibit 23.1


             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the inclusion in this Registration Statement of Simtrol, Inc. and Subsidiaries (the "Company") on Amendment No. 1 to Form SB-2 of our report dated February 28, 2005, which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Simtrol, Inc. and Subsidiaries as of December 31, 2004 and for the years ended December 31, 2004 and 2003, which report appears in this Prospectus, which is part of this Registration Statement,. We also consent to the reference to our firm under the caption "Experts" in such Prospectus.



/s/ Marcum & Kliegman LLP


New York, New York
September 28, 2005